Exhibit 99.1

EXHIBIT INDEX

Exhibit 99.1            Press release dated April 13, 2005 announcing the Company’s first quarter earnings guidance (furnished pursuant to Item 12).

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – April 13, 2005

DATALINK REPORTS 2005 FIRST QUARTER OPERATING RESULTS

Revenues Increase 5 Percent Over Prior Year; Operating Loss Includes Previously Announced One-Time Charge

Live Webcast of Conference Call at 9:30 AM Central Time Today, April 13, 2005

MINNEAPOLIS – April 13, 2005 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported that revenues for the quarter ended March 31, 2005, rose 5 percent to $21.2 million from $20.2 million for the same period in the prior year.  The company reported a net loss of $4.7 million, or $.46 per diluted share compared to a net loss of $1.8 million, or $.18 per diluted share in the year-ago first quarter.

The 2005 net loss includes a previously announced one time non-cash charge of $3.5 million, or $.34 per diluted share related to subleasing a portion of the Company’s corporate headquarters facility. The one time charge primarily represents the difference between the company’s original lease payment commitment for the portion of its corporate office facility which is being sublet and the amount it will receive from the sub lessee over the remaining lease term. As a result of this sublease, the Company expects to reduce its facility expense by approximately $950,000 per year.

Excluding the sublease charge, Datalink’s net loss for the first quarter was $1.2 million or $.12 per diluted share which is consistent with previously issued guidance.

Greg Meland, Datalink’s CEO, commented, “Although first-quarter revenues were lower than we had expected, we made important progress in improving and strengthening Datalink’s operations on several fronts.”

The company’s accomplishments include:

•                  Generating an overall gross profit margin of 27.1%, an increase of 230 basis points from the same period in the prior year. The gross margin improvement reflects our success in selling and delivering higher value-add storage solutions to our customers.

•                  Revenues from professional services increased significantly over the same period in the prior year. More than ever, customers look to Datalink storage experts to help them with the design, implementation and support of their mission critical storage projects.

•                  An operating loss (excluding the sublease charge) decrease from the same quarter a year ago of $641,000 or 35 percent.

A portion of the first-quarter operating loss is attributable to public reporting costs, accounting services, employee benefits and taxes and Sarbanes-Oxley compliance costs. We expect these costs to decline as the year progresses.

The company has effectively positioned its storage solutions to take advantage of the best technologies in the industry, particularly around opportunities with Enhanced Data Recovery (EDR). Datalink’s customers are realizing the benefits of having the company’s professional services teams deploy disk-based recovery innovations, including tape emulation, disk-to-disk-to-tape, point-in-time copy and replication, to enhance their EDR capabilities.

Meland continued, “We were pleased to see the continued strength in our gross profit margins. We are encouraged by our solid backlog for the second quarter which currently stands at over $16 million. This is $3 million or 25 percent higher than our backlog was at the same point in our second quarter of last year. We are focused on continuing to improve our company and deliver better financial performance. To this end, in 2005, we plan to:

•                  Further increase employee productivity and improve market share in our key geographic locations;

•                  Grow our revenue base and increase market share in key opportunity areas, like EDR and information life cycle management;

•                  Expand our customer support and professional services business capabilities and financial results; and

•                  Work toward sustained profitable growth during the year.”

Outlook:

For the second quarter ending June 30, 2005, Datalink expects revenues to be between $23 million and $27 million, with earnings ranging from a net loss of $.08 per diluted share to net earnings of $.02 per diluted share. The net amounts do not reflect any income tax benefit or expense.

Webcast

A live Webcast of the Datalink conference call to discuss the first-quarter results is scheduled for today, April 13 at 9:30 a.m. Central Time and can be heard via Datalink’s Website at www.datalink.com.

Datalink Corporation is an information storage architect. The company analyzes, designs, implements, and supports information storage infrastructures that store, protect, and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software, and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated second quarter 2005 operating results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.

# # #

Company contacts:

Investor Relations:		Analyst Contact:
Kim Payne		Dan Kinsella
Investor Relations Coordinator		Vice President Finance and Chief Financial Officer
Phone:	952-279-4794	Phone: 952-944-3462
Fax:	952-944-7869
e-mail:	einvestor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004

Net sales:
Products	$13,655	$13,229
Services	7,586	6,975
Total net sales	21,241	20,204

Cost of sales:
Cost of product sales	10,368	10,442
Cost of service sales	5,114	4,754
Total cost of sales	15,482	15,196
Gross profit	5,759	5,008
Operating expenses:
Sales and marketing	3,293	3,069
General and administrative	2,546	2,866
Engineering	1,128	868
Charge for sublease reserve	3,502	—
Amortization of intangibles	65	65
	10,534	6,868
Loss from operations	(4,775)	(1,860)
Interest income, net	74	20
Loss before income taxes	(4,701)	(1,840)
Income tax benefit	—	—
Net loss	$(4,701)	$(1,840)

Net loss per share:
Basic and diluted	$(0.46)	$(0.18)

Weighted average shares outstanding:
Basic and diluted	10,293	10,253

DATALINK CORPORATION

BALANCE SHEETS

(In thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$11,791	$12,663
Accounts receivable, net	11,410	11,485
Inventories	1,776	627
Deferred customer support contract costs	12,437	10,770
Inventories shipped but not installed	2,738	2,343
Other current assets	376	284
Total current assets	40,528	38,172
Property and equipment, net	2,598	3,134
Goodwill	5,500	5,500
Intangibles, net	159	225
Other assets	434	38
Total assets	$49,219	$47,069

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,915	$11,031
Accrued commissions	1,136	1,227
Accrued income taxes	92	109
Accrued sales and use tax	438	510
Accrued expenses, other	952	1,276
Sublease reserve current	787	—
Deferred revenue from customer support contracts	16,669	14,012
Total current liabilities	32,989	28,165
Deferred rent	355	392
Sublease reserve non-current	2,025	—
Total liabilities	35,369	28,557

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 10,295,113 and 10,282,545 shares issued and outstanding as of March 31, 2005 and December 31, 2004, respectively	10	10
Additional paid-in capital	26,646	26,624
Deferred compensation	(290)	(307)
Accumulated deficit	(12,516)	(7,815)
Total stockholders’ equity	13,850	18,512
Total liabilities and stockholders’ equity	$49,219	$47,069

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004

Cash flows from operating activities:
Net loss	$(4,701)	$(1,840)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for bad debts	6	9
Depreciation and amortization	362	509
Amortization of intangibles	66	65
Deferred rent	(37)	(61)
Loss on disposal of assets	427	15
Charge for sublease reserve	2,812	—
Stock compensation expense	17	—
Changes in operating assets and liabilities:
Accounts receivable	69	(3,929)
Inventories	(1,544)	(2,687)
Deferred customer support contract costs	(1,667)	(2,994)
Other current assets	(92)	(38)
Other assets	(396)	—
Accounts payable	1,884	3,444
Accrued expenses	(487)	465
Income taxes	(17)	244
Deferred revenue from customer support contracts	2,657	4,062
Net cash used in operating activities	(641)	(2,736)

Cash flows from investing activities:
Purchase of property and equipment	(253)	(96)
Net cash used in investing activities	(253)	(96)

Cash flows from financing activities:
Proceeds from issuance of common stock	22	59
Net cash provided by financing activities	22	59

Decrease in cash and cash equivalents	(872)	(2,773)
Cash and cash equivalents, beginning of period	12,663	12,565
Cash and cash equivalents, end of period	$11,791	$9,792